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                     October 18, 2023

       Scott Wolf
       Chief Executive Officer
       Digital Health Acquisition Corp.
       980 N Federal Hwy #304
       Boca Raton, FL 33432

                                                        Re: Digital Health
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 6,
2023
                                                            File No. 001-41015

       Dear Scott Wolf:

               We have completed our limited review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Thomas Poletti, Esq.